Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in this Annual Report on Form 10-K of Gastar Exploration Ltd. for the year ended December 31, 2012, of our report dated January 15, 2013, with respect to estimates of reserves and future net revenue of Gastar Exploration Ltd., as of December 31, 2012, and to all references to our firm included in this Annual Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
March 11, 2013